Exhibit (h)(2)(iv)

AMENDMENT #1

TO

TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment #1 to Transfer Agency and Service Agreement (the “Amendment”) effective as of the 16th day of  October, 2007, between Westcore Trust, a Massachusetts business trust (the “Fund”), and ALPS Funds Services, Inc., a Colorado corporation (the “Transfer Agent”).

WHEREAS, the Fund and the Transfer Agent had previously entered into that certain Transfer Agency and Service Agreement, dated October 13, 2003, as amended (the “Agreement”); and

WHEREAS, the Fund and the Transfer Agent wish to amend the Agreement to provide for additional services to be performed by the Transfer Agent and to set forth the fees for those additional services.

NOW THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                  The Agreement is hereby amended to include a new Section 1.2(g) as set forth below:

1.2       Additional Services.

(g)        Investment Company Act of 1940 Rule  22c-2.  (i) Provide via a secure website automated trade surveillance and exception monitoring and reporting to the Fund to assist the Fund in complying with its responsibilities under Rule 22c-2 of the Investment Company Act of 1940, as amended, to determine whether to assess a short-term redemption fee for redeemable shares redeemed within a time period determined by the Fund.  (ii) Provide Fund with ability to analyze trading based on Fund parameters.  (iii) Provide Fund with ability to generate monthly or quarterly exception reports, by execution or account, detailing trading patterns that violate Fund parameters.  (iv) Provide Fund with ability to record and track trading violations as well as Fund research and resolution efforts to assist the Fund with its reporting and monitoring responsibilities.

2.                  The Agreement is hereby amended to include as an Addendum to Schedule 3.1 (Fee Schedule) the following additional fees for the services described in Section 1.2(g):

Addendum to Schedule 3.1

Fee Schedule

Rule 22c-2 Monitoring Fees

Initial system set-up - $2,500.00

Includes:

  Connectivity via the Internet

  Establishment of technical environment for production and  pre-production testing

  One Branded web interface

  Up to 50 CUSIPS to be monitored

  NSCC connectivity

  Data conversion and import of dealer and fund information from PowerAgent

  Four hours of initial training

  Hosted application setup

Option A

Monthly fee - $1,500.00 base + $250.00 per fund

Includes:

  ALPS Fund Services will coordinate setup of reporting thresholds and provide Fund with exception reports on a monthly/quarterly basis

o       Administer the exception reporting process

o       Provide analysis and supporting data from various broker/dealers

o       Request additional information from broker/dealers as needed

  Importation of the records and files necessary to describe an account transaction

  NSCC data charges

  NSCC and PR3 file loaders

  Up to two years of data storage

  Maintenance and support

Option B

Monthly fee - $1,000.00 base + $250.00 per fund

Includes:

  ALPS Fund Services will coordinate setup of reporting thresholds and provide Fund with exception reports on a monthly/quarterly basis

  Importation of the records and files necessary to describe an account transaction

  NSCC data charges

  NSCC and PR3 file loaders

  Up to two years of data storage

  Maintenance and support

The Fund agrees to pay the additional fees set forth above for the initial system set up and those services set forth in Option A. For the avoidance of doubt and for the purpose of this Addendum to Schedule 3.1 Fee Schedule, Rule 22c-2 Monitoring Fees Section, the phrase “per fund” shall mean each fund, regardless of the number of classes and/or shareholders. Additionally, the Fund reserves the right to change the selected “Option” at any time and the monthly fees will be charged pro-rata based on the effective date of the change.

3.                  Except to the extent expressly amended hereby, the provisions of the Agreement remain in full force and effect.

4.         The validity and effect of this Amendment shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Colorado.

5.         This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

Agreed to this 16th  day of October, 2007.

ALPS FUND SERVICES, INC.	WESTCORE TRUST

By:/s/ Jeremy O. May	By:/s/Jasper R. Frontz

Name: Jeremy O. May	Name: Jasper R. Frontz

Title: Managing Director	Title: Treasurer